EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned, being duly authorized thereunder, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

LONGWOOD FUND, L.P.

By: Longwood Fund GP, LLC, a

       Delaware limited liability company and

       general partner of Longwood Fund, L.P.

By:	/s/ Christoph Westphal
Christoph Westphal, Manager

LONGWOOD FUND GP, LLC

By:	/s/ Christoph Westphal
Christoph Westphal, Manager

/s/ Christoph Westphal
Christoph Westphal, M.D., Ph.D.

/s/ Richard Aldrich
Richard Aldrich
/s/ Michelle Dipp
Michelle Dipp, M.D., Ph.D.